Filed under Rule 433
File No. 333-153353
Final Term Sheet
November 16, 2010

Issuer:	CMS Energy Corporation
Security:	5.05% Senior Notes due 2018
Aggregate Principal Amount Offered:	$250,000,000
Maturity:	February 15, 2018
Annual Interest Rate:	5.05%
Yield to Maturity:	5.08%
Spread to Treasury:	295 basis points
Benchmark Treasury Security:	1.875% due October 31, 2017
Benchmark Treasury Yield:	2.13%
Interest Payment Dates:	February 15 and August 15
First Interest Payment Date:	August 15, 2011
Public Offering Price:	99.798%
Optional Redemption:	Make-whole call at any time at Treasury rate plus 50 basis points
Trade Date:	November 16, 2010
Settlement Date:	November 19, 2010 (T+3)
Ratings:	Ba1 / BB+ / BB+ (Moody’s / S&P / Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	BNP Paribas Securities Corp. RBS Securities Inc. Scotia Capital (USA) Inc. UBS Securities LLC Wells Fargo Securities, LLC
Co-Managers:	Credit Suisse Securities (USA) LLC The Williams Capital Group, L.P. Blaylock Robert Van, LLC Daiwa Capital Markets America Inc. The Huntington Investment Company Samuel A. Ramirez & Company, Inc.
CUSIP/ISIN:	125896BG4 / US125896BG45
CMS Energy Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents CMS Energy Corporation has filed with the SEC for more complete information about CMS Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at (800) 854-5674, RBS Securities Inc. toll-free at (866) 884-2071, Scotia Capital (USA) Inc. toll-free at (800) 372-3930, UBS Securities LLC toll-free at (888) 827-7275 or Wells Fargo Securities, LLC toll-free at (800) 326-5897.
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